Mail Stop 4561
								August 17, 2005


Randolph C. Kohn
President and Chief Executive Officer
Coastal Banking Company, Inc.
36 Sea Island Parkway
Beaufort, South Carolina
29902

Re:	Coastal Banking Company, Inc.
	Form 10-KSB/A for Fiscal Year Ended December 31, 2004
	File No. 000-28333

Dear Mr. Kohn:

	We have completed our review of your Form 10-KSB/A and related filings and have no further comments at this time.

								Sincerely,


      					Paul Cline
								Senior Accountant




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Randolph C. Kohn
Coastal Banking Company, Inc.
August 4, 2005
Page 2